Exhibit 99.1

Universal Music Group (UMG) and Kiwibox.com Launch Music Video Library

Popular social network and online magazine provides teen audience with thousands of hit music videos from artists like Rihanna, Jay-Z, Taylor Swift, Kanye West and more

New York, New York, March 4, 2009 –  Universal Music Group (UMG), the world’s leading music company, and Kiwibox (http://Kiwibox.com), a social networking destination and online magazine for teens, today announced the availability of over 5,000, full-length, searchable UMG music videos. Kiwibox is the primary business unit of Magnitude Information Systems, Inc. (Magnitude) (OTC Bulletin Board: MAGY.OB – News).

The videos, a result of the partnership struck between UMG and Kiwibox, bring high quality entertainment to Kiwibox’s 2.4 million teen members while providing them the opportunity to connect and interact about their favorite artists. The launch of Kiwibox Music Videos creates a branded and sponsor friendly environment where advertisers can interact with the Kiwibox teen audience around high quality video content.

“The music business continues to evolve within the Web 2.0 space and UMG’s video syndication offering is a great way for Kiwibox, which already delivers a compelling destination for the sought-after teen market, to create an even stronger media experience,” said Larry Baach, Senior Vice President, eLabs, Universal Music Group.  “Kiwibox effectively taps into a targeted group of teen listeners and the new agreement allows UMG to showcase our top video content to the very group that most closely identifies with it.”

“More than 93% of teens are online and well over half of them are embracing both music and online video on a regular basis,” added Mike Howard, COO and Co-Founder of Kiwibox.com.  “Given this, it was a logical next step for Kiwibox.com to begin offering our members streaming music videos.  UMG is one of the premier providers of this content and we are confident our teen community will welcome this exciting new addition to Kiwibox.com.”

The UMG music video catalog is interwoven into Kiwibox's exclusive teen editorial content under the title of “Kiwibox Music Videos” and can be found by visiting: http://MusicVideos.Kiwibox.com.

About Universal Music Group

Universal Music Group is the world's leading music company with wholly owned record operations or licensees in 77 countries. Its businesses also include Universal Music Publishing Group, the industry's leading global music publishing operation.

Universal Music Group's record labels include Decca, Deutsche Grammophon, Disa, Emarcy, Fonovisa, Interscope Geffen A&M Records, Island Def Jam Music Group, Lost Highway Records, Machete Music, MCA Nashville, Mercury Nashville, Mercury Records, Philips, Polydor Records, Universal Motown Republic Group, Universal Music Latino, Universal Records South, and Verve Music Group as well as a multitude of record labels owned or distributed by its record company subsidiaries around the world. The Universal Music Group owns the most extensive catalog of music in the industry, which includes the last 100 years of the world's most popular artists and their recordings. UMG's catalog is marketed through two distinct divisions, Universal Music Enterprises (in the U.S.) and Universal Strategic Marketing (outside the U.S.). Universal Music Group also includes eLabs, its new media and technologies division; Bravado, its merchandising company; Twenty-First Artists, its full service management division; and Helter Skelter, its live music agency.

Universal Music Group is a unit of Vivendi, a global media and communications company.

About Kiwibox

Founded in 1999, Kiwibox.com is the first social networking destination and online magazine where teens produce, discover, and share content. With over 2.4 million members, Kiwibox is a leader in the teen space and provides its members with fully customizable profiles, daily news and articles, interactive games for real world prizes, a streaming music video library and a mobile version of the site, among other features. For advertisers and marketers, the Kiwibox Teen Network provides one of the largest distribution and marketing channels to connect companies to the highly sought after teen audience in a controlled and interactive environment. Kiwibox is the primary business unit of Magnitude Information Systems, Inc. (http://Magnitude.com) (OTC Bulletin Board: MAGY.OB – News). For more information, please visit http://Kiwibox.com or, http://KiwiboxNetwork.com.

Media Contact

Sean Carney
Dukas Public Relations
Phone:  646-808-3610
Email:   sean@dukaspr.com